Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN REPORTS STRONG START TO FISCAL 2013 AND CONFIRMS FULL YEAR OUTLOOK

Louisville, KY, August 29, 2012 – Brown-Forman Corporation (NYSE:BFA, BFB) today reported financial results for its first quarter of fiscal 2013.  The company grew reported net sales by 4% to $878.1 million in the quarter1, a 10% increase on an underlying basis2.  Reported net sales growth benefited from buy-ins related to price increases that were implemented in the quarter, offset by the negative impact from foreign exchange and the absence of Hopland-based wines.  Reported operating income increased 19% to $221.7 million, up 17% on an underlying basis.  After adjusting for the three-for-two stock split that occurred on August 10, diluted earnings per share for the first quarter increased 27% to $0.69 compared to $0.54 in the prior year period.

Paul Varga, the company’s chief executive officer said, “Building from our strong fiscal 2012 results, Brown-Forman is off to a great start in fiscal 2013.  Underlying net sales growth of 10% in the first quarter was driven by the continued strength of our Jack Daniel’s trademark as well as improving results from other brands in our premium portfolio.”

First Quarter 2013 Highlights

•	Underlying net sales increased 10%, driven by broad-based geographic gains, with constant currency net sales3 up 14%:
o	Price/mix contributed 1% to underlying sales growth in the quarter
o	Jack Daniel’s trademark grew net sales 15%, including double-digit growth from Tennessee Honey, resulting from its geographic expansion outside of the U.S.
o	Southern Comfort’s family of brands’ net sales declined 1%, while U.S. net sales grew in the quarter
o	Finlandia’s family of brands grew net sales 20%
o	El Jimador family of brands grew net sales 11%
•	Underlying operating income increased 17%, driven primarily by revenue growth, gross margin expansion, and some leverage with operating expenses.

The 15% net sales growth for Jack Daniel’s family of brands was driven by a combination of strong underlying demand across the family of brands as well as buy-ins in advance of price increases.  Innovation also continued to fuel the trademark’s growth as Jack Daniel’s Tennessee Honey grew global net sales by double digits through the introduction of Honey to select markets outside of the U.S.

Most other Brown-Forman brands experienced solid underlying growth trends in addition to the benefit from buy-ins taken in advance of price increases.

Finlandia’s 20% net sales growth was fueled by strong results in Poland and Russia.  El Jimador’s net sales were up double digits and Herradura grew net sales over 30%, driven by solid performance in the U.S. and Mexico.

Southern Comfort’s family of brands improved from a 7% net sales decline in Fiscal 2012 to a 1% net sales decline in the quarter.  The brand grew in the U.S. on the heels of a stronger and more consistent media presence, more effective promotional efforts with the trade, and continued flavor innovation.  This positive momentum in the U.S. was offset by a slow start in some key international markets, negatively impacting the brand’s global results in the quarter.

Sonoma-Cutrer grew net sales in the high single digits, as U.S. results remained robust despite weak on-premise industry trends.  Brown-Forman’s super and ultra-premium whiskey brands, including Gentleman Jack, Woodford Reserve, Jack Daniel’s Single Barrel, and Collingwood, grew net sales almost 30% in the quarter.

Geographically, underlying net sales outside of the U.S. grew 10%, in-line with domestic rates of growth.  Underlying net sales growth was particularly strong in the emerging markets, up 13%, driven by Poland, Mexico, Russia, and Turkey.  While the company believes that price increases taken earlier in the calendar year in Germany, the United Kingdom, and France have slowed our Western European rates of underlying net sales growth to the low single digits, Brown-Forman continued to outperform the market and grow sales, with strong results in France and the Benelux countries.  The company expects the broader business environment in Western Europe to remain challenging for the foreseeable future.  Net sales in Australia grew by double digits, driven by continued strength in Jack Daniel’s Tennessee Whiskey and the launch of Jack Daniel’s Tennessee Honey in June.

During the quarter, the company’s shareholders approved an increase in the number of authorized shares, which enabled the company to implement the previously approved three-for-two stock split for both its Class A and Class B common stock, paid in the form of a stock dividend on August 10, 2012.  Brown-Forman also declared a regular quarterly cash dividend of $0.233 per share on Class A and Class B common stock.  The cash dividend is payable on October 1, 2012 to stockholders of record on September 7, 2012.

Fiscal Year 2013 Outlook

At this early stage in the fiscal year, the Company is confirming its fiscal 2013 earnings outlook of $2.40 to $2.67, adjusted for the three-for-two stock split.  First quarter reported results benefited significantly from buy-ins in advance of price increases.  Accordingly, this outlook assumes second quarter results will likely reflect the impact of the marketplace working through the first quarter buy-ins.  This outlook also includes anticipated negative impacts from foreign exchange of $0.05 per share and commodity price increases of $0.03 per share.  At this point, for fiscal 2013 the company continues to expect high single-digit growth in underlying sales and operating income.

Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EDT) this morning.  All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial 706-679-3410.  The Company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to "Investor Relations."   For those unable to participate in the live call, a replay will be available by calling 855-859-2056 (U.S.) or 404-537-3406 (international).  The identification code is 18180528.  A digital audio recording of the conference call will also be available on the website approximately one hour after the conclusion of the conference call.  The replay will be available for at least 30 days following the conference call.

For more than 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Korbel, Gentleman Jack, el Jimador, Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, and Woodford Reserve.  Brown-Forman’s brands are supported by nearly 4,000 employees and sold in approximately 160 countries worldwide.  For more information about the Company, please visit http://www.brown-forman.com/.

Footnotes:
1 Percentage growth rates are compared to prior year periods, unless otherwise noted
2 Underlying change represents the percentage increase or decrease in reported financial results in accordance with generally accepted accounting principles (GAAP) in the United States, adjusted for certain items.  A reconciliation from reported to underlying net sales, gross profit, advertising expense, SG&A, and operating income (non-GAAP measures) increases or decreases for the first quarter of fiscal 2013, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A and the note to this press release.
3 Net sales references are on a constant currency basis, unless otherwise noted.  Constant currency represents reported net sales with the cost/benefit of currency movements removed.  Management uses the measure to understand the growth of the business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively.

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Important Information on Forward-Looking Statements:

This report contains statements, estimates, and projections that are "forward-looking statements" as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “will,” “will continue,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:

•
declining or depressed global or regional economic conditions, particularly in the Euro zone; political, financial, or credit or capital market instability; supplier, customer or consumer credit or other financial problems; bank failures or governmental debt defaults

•
failure to develop or implement effective business, portfolio and brand strategies, including the increased U.S. penetration and international expansion of Jack Daniel’s Tennessee Honey, innovation, marketing and promotional activity, and route-to-consumer

•	unfavorable trade or consumer reaction to our new products, product line extensions, price changes, marketing, or changes in formulation, flavor or packaging
•	inventory fluctuations in our products by distributors, wholesalers, or retailers
•
competitors’ consolidation or other competitive activities such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, entry or expansion in our geographic markets

•
declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors

•
changes in tax rates (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•
governmental or other restrictions on our ability to produce, import, sell, price, or market our products, including advertising and promotion in either traditional or new media; regulatory compliance costs

•	business disruption, decline or costs related to organizational changes, reductions in workforce or other cost-cutting measures
•	lower returns or discount rates related to pension assets, interest rate fluctuations, inflation or deflation
•	fluctuations in the U.S. dollar against foreign currencies, especially the euro, British pound, Australian dollar, Polish zloty or Mexican peso
•
changes in consumer behavior or preferences and our ability to anticipate and respond to them, including societal attitudes or cultural trends that result in reduced consumption of our products; reduction of bar, restaurant, hotel or other on-premise business or travel

•	consumer shifts away from spirits or premium-priced spirits products; shifts to discount store purchases or other price-sensitive consumer behavior
•
distribution and other route-to-consumer decisions or changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in implementation-related or higher fixed costs

•
effects of acquisitions, dispositions, joint ventures, business partnerships or investments, or their termination, including acquisition, integration or termination costs, disruption or other difficulties, or impairment in the recorded value of assets (e.g. receivables, inventory, fixed assets, goodwill, trademarks and other intangibles)

•
lower profits, due to factors such as fewer or less profitable used barrel sales, lower production volumes, decreased demand or inability to meet consumer demand for products we sell, sales mix shift toward lower priced or lower margin SKUs, or cost increases in energy or raw materials, such as grain, agave, wood, glass, plastic, or closures

•
natural disasters, climate change, agricultural uncertainties, environmental or other catastrophes, or other factors that affect the availability, price, or quality of agave, grain, glass, energy, closures, plastic, water, or wood, or that cause supply chain disruption or disruption at our production facilities or aging warehouses

•	negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects
•	product counterfeiting, tampering, contamination, or recalls and resulting negative effects on our sales, brand equity, or corporate reputation
•
significant costs or other adverse developments stemming from class action, intellectual property, governmental, or other major litigation; or governmental investigations of beverage alcohol industry business, trade, or marketing practices by us, our importers, distributors, or retailers

For further information regarding these risks, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.

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Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended July 31, 2011 and 2012
(Dollars in millions, except per share amounts)

	2011	2012	Change

Net sales	$840.3	$878.1	4%
Excise taxes	202.5	212.3	5%
Cost of sales	217.5	201.7	(7%)
Gross profit	420.3	464.1	10%
Advertising expenses	90.8	92.1	1%
Selling, general, and administrative expenses	139.0	148.5	7%
Amortization expense	1.3	--
Other (income) expense, net	3.3	1.8
Operating income	185.9	221.7	19%
Interest expense, net	7.1	4.6
Income before income taxes	178.8	217.1	21%
Income taxes	60.7	69.6
Net income	$118.1	$147.5	25%

Earnings per share:
Basic	$0.54	$0.69	27%
Diluted	$0.54	$0.69	27%

Gross margin	50.0%	52.9%
Operating margin	22.1%	25.2%

Effective tax rate	34.0%	32.1%

Cash dividends paid per common share	$0.213	$0.233

Shares (in thousands) used in the
calculation of earnings per share
Basic	217,242	213,168
Diluted	218,801	214,798

Note:  All previously reported share and per share amounts have been restated to reflect the 3-for-2 stock split effected in August 2012.

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Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
 (Dollars in millions)

	April 30,	July 31,
	2012	2012
Assets:
Cash and cash equivalents	$338.3	$361.5
Accounts receivable, net	475.3	524.9
Inventories	712.1	764.4
Other current assets	223.6	198.7
Total current assets	1,749.3	1,849.5

Property, plant, and equipment, net	398.7	404.6
Goodwill	617.2	612.1
Other intangible assets	668.3	664.8
Other assets	43.9	52.0
Total assets	$3,477.4	$3,583.0

Liabilities:
Accounts payable and accrued expenses	$ 385.7	$ 375.7
Dividends payable	--	49.8
Other current liabilities	17.7	50.8
Total current liabilities	403.4	476.3

Long-term debt	502.8	502.1
Deferred income taxes	157.9	172.6
Accrued postretirement benefits	278.1	256.6
Other liabilities	65.8	53.4
Total liabilities	1,408.0	1,461.0

Stockholders’ equity	2,069.4	2,122.0

Total liabilities and stockholders’ equity	$3,477.4	$3,583.0

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Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Three Months Ended July 31, 2011 and 2012
(Dollars in millions)

	2011	2012

Cash provided by operating activities	$64.0	$87.6

Cash flows from investing activities:
Additions to property, plant, and equipment	(6.2)	(17.4)
Acquisitions of brand names and trademarks	(7.0)	--
Other	(0.5)	(0.1)
Cash used for provided by investing activities	(13.7)	(17.5)

Cash flows from financing activities:
Net issuance (repayment) of debt	1.1	1.6
Acquisition of treasury stock	(18.4)	--
Dividends paid	(46.4)	(49.8)
Other	2.6	3.6
Cash used for financing activities	(61.1)	(44.6)

Effect of exchange rate changes
on cash and cash equivalents	(3.8)	(2.3)

Net (decrease) increase in cash and cash equivalents	(14.6)	23.2

Cash and cash equivalents, beginning of period	567.1	338.3

Cash and cash equivalents, end of period	$552.5	$361.5

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Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Fiscal Year Ended
	July 31, 2012	April 30, 2012

Reported change in net sales	4%	6%
Impact of foreign currencies	6%	-
Impact of Hopland-based wine business sale	4%	2%
Estimated net change in distributor inventories	(4%)	1%

Underlying change in net sales	10%	9%

Reported change in gross profit	10%	4%
Impact of foreign currencies	7%	1%
Impact of Hopland-based wine business sale	1%	3%
Estimated net change in distributor inventories	(5%)	-

Underlying change in gross profit	13%	8%

Reported change in advertising	1%	8%
Impact of Hopland-based wine business sale	6%	1%
Impact of foreign currencies	2%	-

Underlying change in advertising	9%	9%

Reported change in SG&A	7%	6%
Impact of foreign currencies	3%	1%
Dispute settlement	-	(1%)

Underlying change in SG&A	10%	6%

Reported change in operating income	19%	(8%)
Impact of foreign currencies	9%	3%
Impact of Hopland-based wine business sale	1%	12%
Estimated net change in distributor inventories	(12%)	1%
Dispute settlement	-	1%

Underlying change in operating income	17%	9%

Notes:
Foreign currencies – Refers to net gains and losses incurred by the Company relating to sales and purchases in currencies other than the U.S. Dollar.  Brown-Forman uses the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of the business (both positively and negatively).  To neutralize the effect of foreign exchange fluctuations, the Company has translated current year results at prior year rates.  While Brown-Forman recognizes that foreign exchange volatility is a reality for a global company, it routinely reviews its performance on a constant dollar basis.  The Company believes this allows both management and investors to understand better Brown-Forman’s growth trends.

Hopland-based wine business sale – Refers to the company’s April 2011 sale of its Hopland, California-based wine business to Viña Concha y Toro S.A., and remained as agency brands through December 31, 2011. This agency relationships resulted in fiscal 2012 reported net sales of $79 million and $0.03 per diluted share.   Included in this sale were the Fetzer winery, bottling facility, and vineyards, as well as the Fetzer brand and other Hopland, California-based wines, including Bonterra, Little Black Dress, Jekel, Five Rivers, Bel Arbor, Coldwater Creek, and Sanctuary. Also included in the sale was a facility in Paso Robles, California.

Estimated net change in distributor inventories – Refers to the estimated financial impact of changes in distributor inventories for the Company’s brands.  Brown-Forman computes this effect using estimated depletion trends and separately identifying trade inventory changes in the variance analysis for key measures.  Based on the estimated depletions and the fluctuations in distributor inventory levels, the Company then adjusts the percentage variances from prior to current periods for our key measures.  Brown-Forman believes it is important to make this adjustment in order for management and investors to understand the results of the business without distortions that can arise from varying levels of distributor inventories.

Dispute settlement – Refers to the favorable resolution of a dispute in an international market relating to the importation of our products.  Management believes that excluding this benefit provides helpful information in forecasting and planning the growth expectations of the Company.

The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

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Schedule B
Brown-Forman Corporation
Supplemental Information (Unaudited)
Three Months Ended July 31, 2012

	% Change vs. YTD FY12
	Depletions1		Net Sales2
Brand	9-Liter	Equivalent Conversion	Reported	Constant Currency
Jack Daniel’s Family	9%	12%	8%	15%
Jack Daniel’s Family of Whiskey Brands3	12%	12%	11%	18%
Jack Daniel’s RTD/RTP4	5%	5%	(6%)	1%
el Jimador Family	(4%)	(1%)	1%	11%
el Jimador	1%	1%	16%	24%
New Mix RTD5	(5%)	(5%)	(5%)	(19%)
Finlandia Family	10%	9%	4%	20%
Finlandia	8%	8%	3%	18%
Finlandia RTD	50%	50%	43%	72%
Southern Comfort Family	(3%)	0%	(5%)	(1%)
Southern Comfort6	0%	(4%)	(4%)	0%
Southern Comfort RTD/RTP	(16%)	(16%)	(18%)	(14%)
Canadian Mist	(3%)	(3%)	(2%)	(1%)
Korbel Champagne	7%	7%	14%	14%
Super-Premium Other7	12%	12%	17%	20%
Rest of Brand Portfolio (excl. Discontinued Brands)	31%	31%	21%	33%
Total Portfolio8	9%	5%	8%	14%

Note: Totals may differ due to rounding

1Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.
2 Net sales is a shipment based metric; shipments and depletions can be different due to timing
3 Jack Daniel’s brand family excluding RTD/RTP line extensions
4 Refers to all RTD and ready-to-pour (RTP) line extensions of Jack Daniel’s
5 RTD brand produced with el Jimador tequila
6 Includes Southern Comfort, Southern Comfort Reserve, and Southern Comfort flavors
7 Includes Herradura, Woodford Reserve, Tuaca and Chambord liqueur and flavored vodka
8 Total Portfolio includes all existing active brands

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